Exhibit 10.1

FOURTH AMENDMENT TO THE

DEVELOPMENT ALLIANCE AND SUPPLY AGREEMENT

Between

BIOSENSE WEBSTER, INC. AND STEREOTAXIS, INC.

This fourth amendment (“Fourth Amendment”) is made effective as of May 1, 2010 and amends the Development Alliance and Supply Agreement dated May 7, 2002 between Biosense Webster, Inc. (“Biosense Webster”) and Stereotaxis, Inc. (“Stereotaxis”) (the “Master Collaboration Agreement”), as amended previously by: (i) the Amendment to Development and Supply Agreement dated November 3, 2003 (the “First Amendment”) (the Master Collaboration Agreement and First Amendment collectively referred to as the “Amended Master Agreement”); (ii) the side letter between the parties dated November 3, 2003, regarding research and development (the “R&D Side Letter”); (iii) the Alliance Expansion Agreement dated May 4, 2007 (“Expansion Agreement”); (iv) four side letters between the parties, each dated May 4, 2007, whose subject matter was, respectively, CARTO® Pro RMT, Third Party Collaboration Rights, Exclusivity and the meaning of Customers in the Non-Localized Alliance (collectively, the “2007 Side Letters”); (v) the Second Amendment to Development Alliance and Supply Agreement, dated July 18, 2008 (the “Second Amendment”), and (vi) the Third Amendment to Development Alliance and Supply Agreement, dated December 8, 2009 (the “Third Amendment”) (the Master Collaboration Agreement, First Amendment, R&D Side Letter, Expansion Agreement, 2007 Side Letters, Second Amendment, and Third Amendment collectively referred to as the “Existing Agreements”).

WHEREAS, Stereotaxis and Biosense Webster have, pursuant to the Existing Agreements, agreed to jointly develop a Compatible NIOBE™ – CARTO® System and certain associated proprietary, interventional, disposable, electrophysiology devices and to manufacture, market and sell such products; and

WHEREAS, Stereotaxis has developed the Odyssey™ Enterprise System, which provides an information system for interventional labs and a network that enables remote realtime sharing of information and clinical support, and subject to the following recital as well as the execution of a formal, mutually agreed upon written agreement between the parties, Biosense Webster wishes to co-market the Odyssey products and utilize the Odyssey network for customer clinical support, and

WHEREAS, the parties wish to explore the feasibility of an expanded collaboration that will include development of new products to advance robotic navigation as well as co-marketing and use of the Odyssey products and services, and

WHEREAS, the parties have agreed to extend Biosense Webster’s exclusive distribution rights with respect to certain disposable devices developed under the Existing Agreements.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions herein, the Parties agree as follows.

1. In order to extend the time for negotiation of an expanded collaboration agreement between the parties and an agreement for the co-marketing of Odyssey products and services (said negotiations do not create any obligations, legal or otherwise, on the parties to enter into an agreement with respect to the foregoing), Biosense Webster’s exclusive distribution rights for the Non-Irrigated Catheters (as defined in the Existing Agreements) will be extended to July 31, 2010.

2. Section 3.2(a) of the Second Amendment shall be deleted and replaced with the following:

(a) Rights relating to Non-Irrigated Catheters. Stereotaxis hereby grants and Biosense Webster hereby accepts a non-exclusive worldwide license (with right to sublicense) under Stereotaxis’ Intellectual Property Rights in the Stereotaxis IP to make, have made, use, import, sell, offer for sale, distribute or otherwise dispose of (directly or through multiple tiers of distribution) Non-Irrigated Catheters, and Compatible CARTO Systems for use with such Non-Irrigated Catheters (the “Non-Irrigated Catheter License”). (i) Prior to August 1, 2010, the Revenue Share on sales of Non-Irrigated Catheters shall continue to be calculated in accordance with the Existing Agreements. Such Revenue Share shall be used to recoup any outstanding Revenue Share Advance and R&D Deferral, together with interest due thereon, if any, pursuant to the Second Amendment. (ii) After July 31, 2010, the Revenue Share on sales of Non-Irrigated Catheters shall continue to be calculated in accordance with the Existing Agreements except that the rate shall be the rate used to determine the Revenue Share paid in the fourth quarter of 2009. Such Revenue Share shall be used to recoup any outstanding Revenue Share Advance and R&D Deferral, together with interest due thereon, if any, pursuant to the Second Amendment. (iii) The Non-Irrigated Catheter License shall terminate on the last day of the first calendar quarter which is at least 90 days after the Revenue Share Advances and the R&D Deferral, together with interest due thereon, if any, are recouped in full by Biosense Webster and/or paid by Stereotaxis; provided, however, if the Revenue Share Advances and the R&D Deferral, together with interest due thereon, are not recouped in full by Biosense Webster and/or paid by Stereotaxis on or before the Final Payment Date, then the non-exclusive Non-Irrigated Catheter License granted by Stereotaxis to Biosense Webster pursuant to this Section 3.2(a) shall automatically and immediately become fully-paid, perpetual and irrevocable, and any obligation of Biosense Webster to pay Revenue Share in consideration of the Non-Irrigated Catheter License shall terminate. (iv) For purposes of clarification, the termination of the Non-Irrigated Catheter License granted in the Second Amendment shall not affect any existing license or other rights or obligations of the parties relating to Non-Irrigated Catheters provided in the Existing Agreements.

3. Terms and definitions used in this Fourth Amendment but not defined shall have the same meanings given to such terms in the Existing Agreements.

4. Except as expressly modified by this Fourth Amendment, the terms of the Existing Agreements shall retain their full force and effect without modification.

5. This Amendment may be executed in multiple counterparts, each of which shall be an original as against any party whose signature appears thereon but all of which together shall constitute one and the same instrument.

6. The terms of this Fourth Amendment may be modified only through a written agreement signed by both Biosense Webster and Stereotaxis.

7. This Fourth Amendment and all rights and obligations of the parties hereunder, including, but not limited to the distribution rights of Biosense Webster pursuant to Section 2, are intended to survive the termination or expiration of any of the Existing Agreements.

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be signed by duly authorized officers or representatives, effective as of the date first written above.

STEREOTAXIS, INC.		BIOSENSE WEBSTER , INC.

By:	/s/ Michael P. Kaminski	By:	/s/ Uri Yaron

Print Name:	Michael P. Kaminski	Print Name:	Uri Yaron

Title:	CEO	Title:	VP, WW Business Dev.

Date:	4-29-10	Date:	4/30/2010

3